Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

   Ohio National Fund, Inc.:

We consent to the reference to our firm in this Registration Statement on Form N-1A of ON Conservative Model Portfolio, ON Moderately Conservative Model Portfolio, ON Balanced Model Portfolio, ON Moderate Growth Model Portfolio, and ON Growth Model Portfolio (the “Portfolios”), a series of Ohio National Fund, Inc., under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

February 28, 2017